Exhibit 9.1

SHAREHOLDERS AGREEMENT

by and among

KOSMOS ENERGY LTD.

and

EACH OF THE PARTIES IDENTIFIED ON SCHEDULE A

Dated as of [•], 2011

i

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT is entered into as of [•], 2011 (and effective as set forth in Section 4.15) by and among Kosmos Energy Ltd., an exempted company incorporated under the laws of Bermuda (the “Company”), and each of the parties identified on Schedule A.

RECITALS:

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of its Common Shares (as defined in Section 1.1);

WHEREAS, immediately prior to the completion of the IPO, the Company will acquire all of the outstanding equity interests of Kosmos Energy Holdings, an exempted company incorporated under the laws of the Cayman Islands (“Old Kosmos”), pursuant to an exchange transaction and in connection therewith shall issue to the Investor Parties (as defined in Section 1.1) and other former shareholders of Old Kosmos its Common Shares; and

WHEREAS, in connection with, and effective upon, the completion of the IPO (such date of completion, the “IPO Date”) of the Company, the Company and the Investor Parties wish to set forth certain understandings between such parties, including with respect to certain governance matters;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto hereby approve this Agreement and mutually covenant and agree with each other as follows:

ARTICLE I.      DEFINED TERMS

1.1                                 Defined Terms.  As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” has the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Shareholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Law” means, with respect to any Person, any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of, decision of, or determination by, any governmental authority or the Exchange, applicable to such Person or its Subsidiaries or their respective assets.

“Authorized Recipient” has the meaning set forth in Section 3.3.

“Blackstone Group” means the entities listed on Schedule A hereto under the heading “Blackstone Group” as such schedule may be amended from time to time, and their respective successors and Permitted Assigns.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Bye-Laws” means the bye-laws of the Company in force as at the IPO Date, as the same may be amended, restated, or otherwise modified from time to time.

“Class I Director” has the meaning set forth in Section 2.1(c).

“Class II Director” has the meaning set forth in Section 2.1(c).

“Class III Director” has the meaning set forth in Section 2.1(c).

“Company” has the meaning set forth in the Preamble.

“Common Shares” means the common shares, par value US$0.01 per share, in the capital of the Company and any other shares of the Company into which such shares are reclassified or reconstituted.

“Confidential Information” has the meaning set forth in Section 3.3.

“control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Directed Opportunity” has the meaning set forth in Section 3.6.

“Director” means any member of the Board.

“Exchange” means the New York Stock Exchange or such other stock exchange or securities market on which the Common Shares are listed or quoted.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Independent Director” means an “independent director” as such term is used in the listing requirements of the Exchange.

“Investor Designee” has the meaning set forth in Section 2.1(a).

“Investor Group” means any of the Blackstone Group or the Warburg Group.

“Investor Parties” means each party to this Agreement (other than the Company), together with its Permitted Assigns.

“IPO” has the meaning set forth in the Recitals.

“IPO Date” has the meaning set forth in the Recitals.

“IPO Expenses” means, with respect to any Person, any and all reasonable out-of-pocket expenses (other than underwriting discounts and commissions) incurred or accrued by such Person in connection with the IPO or any underwriting agreement entered into in accordance therewith, including, (i) all fees and expenses of complying with all applicable securities laws, (iii) all road show, printing, messenger and delivery expenses, (iii) the fees and disbursements of counsel and (iv) other fees and expenses of such Person.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Permitted Assigns” means with respect to any of the Investor Parties, their respective Affiliates who are a Transferee of Common Shares (which are transferred other than pursuant to a widely distributed public sale) that agrees in writing to become party to, and be bound to the same extent as its transferor by the terms of, this Agreement, in customary form; provided, that upon such Transfer, such Permitted Assign shall be deemed to be the “Investor Party” hereto for all purposes herein.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Representative” means, with respect to either Investor Group, the applicable Director(s) nominated by any member of such Investor Group (and/or any Observer appointed by such Investor Group), any individual appointed to a Board committee or committee of the Company or any of its Subsidiaries pursuant to a direct or indirect recommendation or nomination by any member of such Investor Group, and such Investor Group’s and each of its Affiliates’ respective directors, managers, officers, partners, members, principals, employees, professional advisers and agents.

“Specified Party” has the meaning set forth in Section 3.6.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which:  (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of capital stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means, as of any time of determination, the total number of Directors comprising the Board at such time.

“Transfer” (including its correlative meanings, “Transferor”, Transferee” and “Transferred”) means, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, charge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security.  When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“VCOC Shareholder” has the meaning set forth in Section 2.3(a).

“Warburg Group” means the entities listed on Schedule A hereto under the heading “Warburg Group” as such schedule may be amended from time to time, and their respective successors and Permitted Assigns.

1.2                                 Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Unless the context otherwise requires:  (i) “or” is disjunctive but not exclusive, (ii) words in the singular include the plural, and in the plural include the singular, (iii) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”, and (iv) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II.      CORPORATE GOVERNANCE MATTERS

2.1                                 Board of Directors.

(a)                                  The members of the Board shall be nominated and elected in accordance with the Bye-laws and the provisions of this Agreement.  On the IPO Date, the Board shall consist of nine members, each of which shall be a “Director”.  As of the IPO Date, the initial Board shall be comprised of the following individuals:

John R. Kemp III

Brian F. Maxted

David I. Foley

Jeffrey A. Harris

David B. Krieger

Prakash A. Melwani

Adebayo O. Ogunlesi

Chris Tong

Christopher A. Wright

So long as the Board consists of nine Directors and subject to the remainder of this Section 2.1, (i) two such Directors shall be nominated by the Blackstone Group (which the Nominating and Corporate Governance Committee or similar committee of the Board shall nominate, and the entire Board shall recommend, for election by the Company’s shareholders at the next successive general meeting of shareholders), (ii) two such Directors shall be nominated by the Warburg Group (which the Nominating and Corporate Governance Committee or similar committee of the Board shall nominate, and the entire Board shall recommend, for election by the Company’s shareholders at the next successive general meeting of shareholders), (iii) one such Director shall be the then serving Chief Executive Officer of the Company, (iv) three such Directors shall be Independent Directors nominated by the Nominating and

Corporate Governance Committee or similar committee (which the entire Board shall recommend for election by the Company’s shareholders at the next successive general meeting of shareholders), and (v) any other such Directors shall be nominated by the Nominating and Corporate Governance Committee or similar committee of the Board (which the entire Board shall recommend for election by the Company’s shareholders at the next successive general meeting of shareholders).  Each specified Investor Group nominee shall be referred to herein as an “Investor Designee”.

(b)                                 Notwithstanding anything herein to the contrary, following the IPO Date, each of (1) the Blackstone Group and/or their Permitted Assigns and (2) the Warburg Group and/or their Permitted Assigns, shall have the right, but not the obligation, to nominate to the Board a number of designees equal to:

(i)                                     two Directors (or if the size of the Board is increased, twenty-five percent of the Total Number of Directors, rounded to the nearest whole number (with one-half being rounded upward)), so long as (x) such Investor Group collectively beneficially owns twenty percent or more of the issued and outstanding Common Shares (that are eligible to vote at an annual general meeting of shareholders) and (y) such Investor Group (and/or its respective Affiliates) collectively beneficially owns fifty percent or more of the Common Shares owned by such Investor Group immediately prior to the completion of the IPO; and

(ii)                                  one Director (or if the size of the Board is increased, twelve and one half percent of the Total Number of Directors, rounded to the nearest whole number (with one-half being rounded upward)), so long as such Investor Group collectively beneficially owns seven and one half percent or more of the issued and outstanding Common Shares (that are eligible to vote at an annual general meeting of shareholders) (in the case of this clause (ii), if such Investor Group is not entitled to nominate additional Directors);

provided, that the foregoing clauses (i) and (ii) shall not limit the number of individuals the Blackstone Group and/or their Permitted Assigns and the Warburg Group and/or their Permitted Assigns may nominate to the Board; provided further, that other than as otherwise set forth in this Section 2.1 (including this Section 2.1(b)) the Board shall have no obligation to nominate and recommend for election designees nominated by the Blackstone Group and/or their Permitted Assigns or the Warburg Group and/or their Permitted Assigns.

For purposes of calculating the number of Directors that the Blackstone Group and/or the Warburg Group (and/or their respective Permitted Assigns) are entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded to the nearest whole number (with one-half being rounded upward) and any such calculations shall be made on a pro forma basis, including, for the avoidance of doubt, taking into account any increase in the size of the Board.  In the event that the Blackstone Group and/or the Warburg Group (and/or their Permitted Assigns) has nominated less than the total number of designees such Investor Group (and/or their Permitted Assigns) shall be entitled to nominate pursuant to this Section 2.1(b), the Blackstone Group and/or the Warburg Group (and/or their Permitted Assigns) shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Directors shall take all necessary corporate action to (x) enable the Blackstone Group and Warburg Group (and/or their Permitted Assigns), as the case may be, to nominate such additional individuals, whether by increasing the size of the Board, subject to the maximum number of Directors set forth in Bye-law 29 of the Bye-laws of the Company, or otherwise and (y) to designate such additional individuals nominated by the Blackstone Group (and/or their Permitted Assigns) and/or the Warburg Group (and/or their Permitted Assigns) to fill such newly-created vacancies.  In the event, and each time, that the number of Directors whom the Blackstone Group and/or the Warburg Group (and/or their respective Permitted Assigns) has the right to nominate decreases by one pursuant to this Section 2.1(b), one of the Investor Designees of such Investor Group shall, unless the Board otherwise requests, resign immediately (and such Investor Group shall use its best efforts to obtain a resignation of one of its Investor Designees) or the Company shall use its best efforts to cause one Investor Designee of such Investor Group to resign (or be removed) from the Board and each committee thereof.

(c)                                  In accordance with the Bye-laws, from and after the date on which the Investor Parties (and/or their respective Affiliates) no longer constitute a group that beneficially owns more than fifty percent of the outstanding voting power of the Company (the “Classifying Date”), the Company shall cause the Directors to be, and the Directors shall be, divided into three classes designated Class I, Class II and Class III.  Each class of Directors shall consist, as nearly as possible, of one third of the total number of Directors constituting the entire Board.  The Board is hereby authorized to assign members of the Board in office at the Classifying Date to such classes.  Each Director shall serve for a term ending on the date of the third annual general meeting of shareholders next following the annual general meeting of shareholders at which such Director was elected, provided that Directors initially designated as Class I Directors (“Class I Directors”) shall serve for a term ending on the date of the first annual general meeting of shareholders following the Classifying Date, Directors initially designated as Class II Directors (“Class II Directors”) shall serve for a term ending on the second annual general meeting of shareholders following the Classifying Date, and Directors initially designated as Class III Directors (“Class III Directors”) shall serve for a term ending on the date of the third annual general meeting of shareholders following the Classifying Date.  The Investor Designees shall be allocated to the longest duration classes and, unless otherwise agreed by the Blackstone Group and the Warburg Group, the Investor Designees of each Investor Group shall be apportioned equitably within an applicable class as compared to the Investor Designees of the other Investor Group.

(d)                                 In the event that a vacancy is created at any time by the removal, bankruptcy, death, disability or resignation of any Director designated pursuant to this Section 2.1, the remaining Directors and the Company shall cause the vacancy created thereby to be filled, as soon as possible, (i) in the case of a vacancy created by an Investor Designee, by a new designee of the applicable Investor Group (and/or its Permitted Assigns) that had the right to designate such former Director, (ii) in the case of a vacancy created by the Chief Executive Officer and/or Independent Directors, so long as the Board shall consist of nine Directors, by a replacement Chief Executive Officer and/or Independent Director, as applicable, and (iii) in the case of any other vacancy, by a person nominated by the Nominating and Corporate Governance Committee, and in the case of each of clauses (i), (ii) and (iii), the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the filling of a vacancy pursuant to this Section 2.1(d).

(e)          Each Investor Group shall have the right to appoint an Observer to the Board; provided, however, an Investor Group shall cease to have the right to designate an Observer to the Board in the event that such Investor Group ceases to have the right to designate a Director pursuant to this Section 2.1.  Each Observer shall have the same obligation to keep confidential any information furnished to it in connection with its role as Observer as Directors have in regards to such information, whether such obligation is as a result of provisions in this Agreement, the Bye-laws or any other legal or regulatory requirement to which the Directors are subject.

(f)            At each general meeting of shareholders of the Company at which Directors of the Company are to be elected, the Company agrees to include in the slate of nominees recommended by the Board the persons designated pursuant to this Section 2.1 and to use its best efforts to cause the election of each such designee to the Board at each such meeting, including nominating such individuals to be elected as Directors as provided herein.

(g)         Each Investor Party agrees to vote, and to procure the vote of each of its applicable Permitted Assigns to vote, in person or by proxy, or to act by written consent (if applicable) with respect to, all Common Shares or other equity securities of the Company having the right to vote for the election of Directors beneficially owned by it to cause the election of the Investor Designees, and for so long as the Board shall consist of nine Directors, the then serving Chief Executive Officer and three Independent Directors, nominated by the Nominating and Corporate Governance Committee or similar committee and in each case, recommended by the Board for election by the Company’s shareholders at the annual general meeting of shareholders and to take all other steps within such Person’s power to ensure that the composition of the Board is as set forth in this Section 2.1.  Notwithstanding anything in this Section 2.1(g) to the contrary, any obligation on the part of either Investor Group to vote, and/or to procure the vote of each of its applicable Permitted Assigns to vote, in person or by proxy, or to act by written consent (if applicable) for (i) the Chief Executive Officer and three Independent Directors pursuant to this Section 2.1(g) shall automatically terminate when the Investor Parties (and/or their respective Affiliates) no longer constitute a group that beneficially owns more than fifty percent of the outstanding voting power of the Company and (ii) any Investor Designees pursuant to this Section 2.1(g) shall automatically terminate on the date on which either Investor Group collectively beneficially owns less than seven and one half percent of the issued and outstanding Common Shares (provided, however, from and after the date on which the Investor Parties (and/or their respective Affiliates) no longer constitute a group that beneficially owns more than fifty percent of the outstanding voting power of the Company, any obligation on the part of the Investor Groups to vote, and/or to procure the vote of each of its applicable Permitted Assigns to vote, in person or by proxy, or to act by written consent (if applicable) for any Investor Designees shall automatically terminate (if not then already terminated) on the date on which either Investor Group acquires (individually, or aggregated with acquisitions by the other Investor Group) 1.5% (or more) of the issued and outstanding Common Shares in any rolling 12-month period).

2.2                                 Committees.  As of the IPO Date, the Board has designated each of the following committees: a Nominating and Corporate Governance Committee, a Compensation Committee, an Audit and Risk Committee and a Health Safety and Environmental Committee.  As of the IPO Date, the Nominating and Corporate Governance Committee, Compensation Committee and Audit and Risk Committee shall be comprised of the persons identified in the section titled “MANAGEMENT — Committees of the Board of Directors” in the Company’s Form S-1/A filed with the U.S. Securities and Exchange Commission on March 21, 2011.  As of the IPO Date, the Health Safety and Environmental Committee will be comprised of the following people: Christopher A. Wright, Chris Tong and Brian F. Maxted.  Beginning with the annual general meeting of shareholders in 2012, or, in the event of a vacancy that arises prior to that date, and for so long as the Investor Parties (and/or their respective Affiliates) constitute a group that beneficially owns more than fifty percent of the outstanding voting power of the Company, and subject to applicable Law and Exchange governance standards, (x) the Investor Groups, by mutual agreement, shall have the right, but not the obligation, to designate members (who shall be their director designees) to board committees as follows: (i) 50% of the members of any Nominating and Corporate Governance Committee or similar committee of the Board, (ii) a majority of the members of any Compensation Committee or similar committee of the Board and (iii) one member by each Investor Group of any Health Safety and Environmental Committee or similar committee of the Board.  Each committee of the Board shall include at least one Director who is not an Investor Designee.  In the event that the Investor Parties (and/or their respective Affiliates) no longer constitute a group that beneficially owns more than fifty percent of the outstanding voting power of the Company, each Investor Group shall continue to have the right to designate at least one member of each committee of the Board for so long as may be permitted under applicable Law and Exchange governance standards; provided, however, an Investor Group shall cease to have such right to designate a committee member in the event that such Investor Group ceases to have the right to designate a Director pursuant to Section 2.1.

2.3                                 VCOC Matters.

(a)                                  With respect to each Investor Party and, at the request of an Investor Party, each Affiliate thereof that indirectly has an interest in the Company, in each case that is intended to qualify as a “venture capital operating company” (as defined in 29 C.F.R. ss. 2510.3-101(d) (a “VCOC Shareholder”), the Company shall execute a side letter with each VCOC Shareholder in the form attached hereto as Annex B and each VCOC Shareholder shall have the supplemental rights and obligations provided in such side letter.

ARTICLE III.      COVENANTS

3.1                                 Books and Records; Access.  The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, (i) in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with U.S. generally accepted accounting principles and (ii) that will permit the Company and its Subsidiaries to prepare accurately its income tax returns.  The Company shall, and shall cause its Subsidiaries to, permit each Investor Group and their respective Representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to disclose any information of the Company subject to attorney-client privilege so long as the Company has used its reasonable best efforts to enter into an arrangement pursuant to which it may provide such information to such Investor Group without the loss of any such privilege.

3.2                                 Periodic Reporting.

(a)          The Company will promptly deliver to each Investor Group when available one copy of each annual report on Form 10-K and quarterly report on Form 10-Q of the Company, as filed with the SEC.  In the event the Company is not required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company may, in lieu of the requirements of the preceding sentence, deliver, or cause to be delivered, the following to each Investor Group:

(i)                                     as soon as available, but not later than ninety days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(ii)                                  commencing with the fiscal period ending after March 31, 2011, as soon as available, but in any event not later than forty five days or such later time as permitted under applicable securities law after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter;

(b)         The Company shall deliver or cause to be delivered to each Investor Group:

(i)                                     to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(ii)           such other reports and information as may be reasonably requested by any Investor Party (and/or any of its Permitted Assigns); provided, however, that the Company shall not be required to disclose any information of the Company subject to attorney-client privilege so long as the Company has used its reasonable best efforts to enter into an arrangement pursuant to which it may provide such information to the Investor Parties without the loss of any such privilege.

3.3           Confidentiality.  Each Investor Party agrees to hold, and to use its reasonable efforts to cause its Authorized Recipients to hold, in strict confidence the books and records of the Company and all information relating to the Company’s properties, operations, financial condition or affairs, in each case, which was furnished to it pursuant to the terms of this Agreement (collectively, “Confidential Information”). Notwithstanding anything herein to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by an Investor Party, (ii) is or becomes available to an Investor Party or any of its Authorized Recipients (as defined below) on a non-confidential basis from a third party source, which source, to the knowledge of such Investor Party, is not bound by a legal duty of confidentiality to the Company in respect of such Confidential Information or (iii) is independently developed by an Investor Party or its Authorized Recipients. Notwithstanding anything herein to the contrary, an Investor Party may disclose any Confidential Information to (x) any of its Representatives and (y) any other member of the Investor Group of which it is a member (the Persons in clause (x) and (y), collectively, “Authorized Recipients”). If an Investor Party or any of its Authorized Recipients is required or requested by law or regulation or any legal or judicial process to disclose any Confidential Information, or disclosure of Confidential Information is requested by any governmental authority having authority over such Investor Party or Authorized Recipient, such Investor Party or Authorized Recipient, as the case may be, may disclose only such portion of such Confidential Information as may be required or requested without liability hereunder.

3.4           Indemnification Agreements.  The Company shall, as of the IPO Date, enter into and maintain in effect an indemnification agreement with each Investor Designee in such form as has been previously agreed to by each of the Company, the Blackstone Group and the Warburg Group.

3.5           IPO Expenses.  The Company shall pay all IPO Expenses of the Company and each Investor Group in connection with the IPO.

3.6           Corporate Opportunities.  To the fullest extent permitted by applicable law, the Company, on behalf of itself and its Subsidiaries, waives and renounces any right, interest or expectancy of the Company and/or its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to or business opportunities of which any of the Blackstone Group or the Warburg Group or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Company and its Subsidiaries) (each, a “Specified Party”) gain knowledge, even if the opportunity is competitive with the business of the Company or its Subsidiaries or one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty (statutory, fiduciary, contractual or otherwise) to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its Subsidiaries for breach of any statutory, fiduciary, contractual or other duty, as a director or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present or communicate such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries.  Notwithstanding anything in this Section 3.6 to the contrary, a Specified Party who is a director of the Company and who is offered a business opportunity for the Company or its

Subsidiaries in his or her capacity solely as a director of the Company (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Company; provided, however, that all of the protections of this Section 3.6 shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including the ability of the Specified Parties to pursue or acquire such Directed Opportunity, directly or indirectly, or to direct such Directed Opportunity to another person.

ARTICLE IV.     MISCELLANEOUS

4.1           Termination.  This Agreement shall terminate as it relates to each member of an Investor Group on the earlier to occur of:  (i) such time as such Investor Group beneficially owns less than one percent of the issued and outstanding Common Shares and (ii) upon the delivery of a written notice by such Investor Group to the Company requesting that this Agreement terminate as it relates to each member of such Investor Group.

4.2           Notices.  Any notice, communication, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing, shall be and shall be deemed given when (i) delivered personally, (ii) five Business Days after being sent by certified or registered mail, postage prepaid, return receipt requested, (iii) one Business Day after being sent by Federal Express or other nationally recognized overnight courier, or (iv)  sent by email (and subsequently confirmed by the recipient within twenty-four hours thereafter by telephone or reply email), in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

if to the Company:

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Attn:  Assistant Secretary

Email:  bermuda@conyersdill.com

if to any member of the Blackstone Group:

c/o The Blackstone Group L.P.

345 Park Avenue, 31st Floor

New York, New York 10154

Attn:	David I. Foley
Prakash A. Melwani
Email:	foley@blackstone.com
melwani@blackstone.com

with a required copy (which shall not constitute notice or constructive notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn:  Wilson S. Neely

Email:  wneely@stblaw.com

if to any member of the Warburg Group:

c/o Warburg Pincus LLC

450 Lexington Ave

New York, New York 10017

Attn:    Scott Arenare

Email:  sarenare@warburgpincus.com

with a required copy (which shall not constitute notice or constructive notice) to:

Vinson & Elkins LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attn:  Scott N. Wulfe

Email:  swulfe@velaw.com

4.3           Further Assurances.  The parties hereto will use their best efforts to sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and every provision hereof; provided, however, that nothing herein shall require the Investor Parties to take any action that would cause such Investor Parties (and/or their respective Affiliates) to constitute a group after such Investor Parties’ respective obligations to vote, and to procure the vote of each of its applicable Permitted Assigns to vote, in person or by proxy, or to act by written consent (if applicable) for the Investor Designees of the Investor Group terminate pursuant to Section 2.1(g).

4.4           Assignment.  Neither the Company nor any of the Investor Parties shall assign or transfer all or any part of this Agreement without the prior written consent of the other parties hereto; provided, however, that the Investor Parties shall be entitled to assign, in whole or in part, to any of their Permitted Assigns without such prior written consent.  Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

4.5           Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto; provided, that (i) the Company shall promptly amend and update Schedule A following any applicable Transfer of Common Shares by an Investor Party to any of its Permitted Assigns, (ii) designate on such updated Schedule A under the applicable heading as appropriate, whether such transferee is a member of the Blackstone Group or the Warburg Group (which designation shall be based on the transferor’s prior designation as a member of either such Investor Group) and (iii) the Company shall provide prompt written notice of such updated Schedule A to each Investor Party.  No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

4.6           Third Parties.  Except with respect to Section 2.3, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

4.7           Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

4.8           Jurisdiction.  The courts of the State of New York and the United States District Court located in New York, New York in the Borough of Manhattan shall have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement and, by execution and delivery of this agreement, each of the parties to this Agreement submits to the exclusive jurisdiction of those courts, including the in personam and subject matter jurisdiction of those courts, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with the notice provisions of this Agreement) or any other manner permitted by Law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

4.9           WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.9.

4.10         Specific Performance.  Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

4.11         Entire Agreement.   This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.12         Headings.  The section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

4.13         Severability.  If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid,

illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

4.14         Counterparts.  This Agreement may be executed in any number of counterparts (including via facsimile or electronic mail in PDF format), each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

4.15         Effectiveness.  This Agreement shall become effective upon completion of the IPO on the IPO Date; provided, that this Agreement shall be of no force and effect (i) prior to the completion of the IPO and (ii) if the IPO has not been consummated within ten (10) Business Days from the date of this Agreement.

4.16         Bye-laws.   In the event of any ambiguity or conflict arising between the terms of Section 2.1 or 2.2 of this Agreement and those of the Company’s memorandum of association and/or Bye-laws, the terms of Sections 2.1 and 2.2 of this Agreement shall prevail.  Once an Investor Group ceases to have the right to designate a director pursuant to the terms of this Agreement, such Investor Group agrees that it shall not seek to enforce such right to designate a director pursuant to Schedule A of the Company’s Bye-laws; provided, however, that nothing shall prohibit such Investor Group from making any nominations of persons for election to the Board or the proposal of other business pursuant to, and in accordance with, the Company’s Bye-laws.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

KOSMOS ENERGY LTD.

By:
Name:
Title:

BLACKSTONE CAPITAL PARTNERS (CAYMAN) IV L.P.

By:	Blackstone Management Associates (Cayman) IV L.P., its General Partner

By:	Blackstone LR Associates (Cayman) IV Ltd., its General Partner

By:

BLACKSTONE CAPITAL PARTNERS (CAYMAN) IV-A L.P.

By:	Blackstone Management Associates (Cayman) IV L.P., its General Partner

By:	Blackstone LR Associates (Cayman) IV Ltd., its General Partner

By:

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) IV-A L.P.

By:	BCP IV GP L.L.C., its General Partner

By:

BLACKSTONE PARTICIPATION PARTNERSHIP (CAYMAN) IV L.P.

[Signature Page to Shareholders Agreement]

By: BCP IV GP L.L.C., its General Partner

By:

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) IV-A SMD L.P.

By: Blackstone Family GP L.L.C., its General Partner

By:

WARBURG PINCUS INTERNATIONAL PARTNERS, L.P.

By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its managing member

By:
Name: Jeffrey A. Harris
Title: Partner

WARBURG PINCUS NETHERLANDS INTERNATIONAL PARTNERS I, C.V.

By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its managing member

By:
Name: Jeffrey A. Harris
Title: Partner

WP-WPIP INVESTORS, L.P.

By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its managing member

By:
Name: Jeffrey A. Harris
Title: Partner

[Signature Page to Shareholders Agreement]

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its managing member

By:
Name: Jeffrey A. Harris
Title: Partner

WARBURG PINCUS NETHERLANDS PRIVATE EQUITY VIII I, C.V.

By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its managing member

By:
Name: Jeffrey A. Harris
Title: Partner

WP-WP VIII INVESTORS, L.P.

By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its managing member

By:
Name: Jeffrey A. Harris
Title: Partner

[Signature Page to Shareholders Agreement]

Schedule A

(as of [•], 2011)

Blackstone Group

1.               Blackstone Capital Partners (Cayman) IV L.P.

2.               Blackstone Capital Partners (Cayman) IV-A L.P.

3.               Blackstone Family Investment Partnership (Cayman) IV-A L.P.

4.               Blackstone Family Investment Partnership (Cayman) IV-A SMD L.P.

5.               Blackstone Participation Partnership (Cayman) IV L.P.

Warburg Group

1.               Warburg Pincus International Partners, L.P.

2.               Warburg Pincus Netherlands International Partners I, C.V.

3.               WP-WPIP Investors, L.P.

4.               Warburg Pincus Private Equity VIII, L.P.

5.               Warburg Pincus Netherlands Private Equity VIII I, C.V.

6.               WP-WP VIII Investors, L.P.

KOSMOS ENERGY LTD.

[               ], 20[    ]

[VCOC INVESTOR]

[ADDRESS]

Dear Sir/Madam:

Reference is made to the Shareholders Agreement dated as of [•], 2011 by and among Kosmos Energy Ltd. (the “Company”), [          ] (the “VCOC Investor”) and the other shareholders of the Company identified therein (as amended, modified or supplemented from time to time, the “Shareholders Agreement”) to which a form of this letter agreement is attached as Annex B.

The Company hereby agrees that for so long as a VCOC Investor, directly or indirectly through one or more conduit subsidiaries, continues to hold, together with its affiliates, securities of the Company representing (or convertible into equity securities of the Company representing) at least one percent of the total voting power of the Company’s equity securities, without limitation or prejudice of any the rights provided to such VCOC Investor under the Shareholders Agreement or any other agreement relating to the Company, the Company shall:

1)              Provide such VCOC Investor or its designated representative with:

a.               the right to visit and inspect any of the offices and properties of  the Company and its subsidiaries and inspect and copy the books and records of the Company and its subsidiaries, at such times as the VCOC Investor shall reasonably request;

b.              as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

c.               as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

d.              to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, actually prepared by the Company as soon as available; and

e.               to the extent consistent with applicable law (and with respect to information which requires public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), copies of all materials provided to the Company’s Board of Directors; provided, that the Company will not be obligated to furnish to the VCOC Investor or its designated representative with such portion of any such material as is reasonably necessary to protect any critical attorney-client privilege of the Company.

2)              Make appropriate officers and/or directors of the Company available periodically and at such times as reasonably requested by such VCOC Investor for consultation with the VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its subsidiaries;

3)              To the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform such VCOC Investor or its designated representative in advance with respect to any significant corporate actions; and

4)              If the VCOC Investor’s regular outside counsel experienced in such matters determines in writing that other rights of consultation are reasonably necessary under applicable legal authorities promulgated after the date to preserve the qualification of the VCOC Investor’s investment in the Company as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”) provide such VCOC Investor or its designated representative which such other rights; provided, however, the parties agree that any such rights of consultation shall be of a nature consistent with and similar to those granted above in paragraph 2 and nothing in this letter agreement shall be deemed to require the Company to grant to the VCOC Investor any additional rights in respect of the governance or management of the Company.

The Company agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any Confidential Information as defined below provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement.

Each Investor Party agrees to hold, and to use reasonable efforts to cause its Authorized Recipients to hold, in strict confidence the books and records of the Company and all information relating to the Company’s properties, operations, financial condition or affairs, in each case, which was furnished to it pursuant to the terms of this Agreement (collectively, “Confidential Information”). Notwithstanding anything herein to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by an Investor Party, (ii) is or becomes available to an Investor Party or any of its Authorized Recipients (as defined below) on a non-confidential basis from a third party source, which source, to the knowledge of such Investor Party, is not bound by a legal duty of confidentiality to the Company in respect of such Confidential Information or (iii) is independently developed by an Investor Party or its Authorized Recipients. Notwithstanding anything herein to the contrary, an Investor Party may disclose any Confidential Information to (x) any of its Representatives and (y) any other member of the Investor Group of which it is a member (the Persons in clause (x) and (y), collectively, “Authorized Recipients”). If an

Investor Party or any of its Authorized Recipients is required or requested by law or regulation or any legal or judicial process to disclose any Confidential Information, or disclosure of Confidential Information is requested by any governmental authority having authority over such Investor Party or Authorized Recipient, such Investor Party or Authorized Recipient, as the case may be, may disclose only such portion of such Confidential Information as may be required or requested without liability hereunder.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

KOSMOS ENERGY LTD.

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

[VCOC INVESTOR]

By: , its General Partner

By:

By:
Name:
Title: